EXHIBIT 10.25.5.1

AMENDMENT NO. 1 TO NOTE

This Amendment No. 1 to Note (“Amendment”), is made, delivered, and effective as of July 1, 2010 by and between Nexx Systems, Inc., a Delaware corporation (“Borrower”) and Comerica Bank, a Texas banking association (“Bank”) in order to amend the $5,000,000 Term Note dated June 25, 2010, made by Borrower to Bank (“Note”).

For valuable consideration, Borrower and Bank agree as follows:

1. The first paragraph of the Note is amended entirely to read as follows:

FOR VALUE RECEIVED, the undersigned, NEXX SYSTEMS, INC., a Delaware corporation, promises to pay to the order of COMERICA BANK (the “Bank”) at San Diego, California, the principal sum of Five Million and 00/100 Dollars ($5,000,000.00) in consecutive monthly installments of principal in the amount of One Hundred Thirty Eight Thousand Eight Hundred Eighty Eight and 89/100 Dollars ($138,888.89) each, commencing January 1, 2011, and on the first day of each month thereafter and all outstanding principal and accrued but unpaid interest shall be due and payable on the Maturity Date.

2. This Amendment is not an agreement to any further or other amendment of the Note.  Borrower expressly acknowledges and agrees that except as expressly amended in this Amendment, the Note, as amended, remains in full force and effect and is ratified and confirmed.  The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default.

3. All the terms used in this Amendment which are defined in the Note shall have the same meaning as used in the Note, unless otherwise defined in this Amendment.

This Amendment No. 1 to Note is executed and delivered as of the Effective Date.

Nexx Systems, Inc. By: /s/ Stanley Piekos Name: Stanley Piekos Title: Chief Financial Officer	Comerica Bank By: /s/ Steven J. Stuckey Name: Steven J. Stuckey Title: Senior Vice President